Exhibit 10.9

EXECUTION VERSION

NON-QUALIFIED STOCK OPTION AGREEMENT
OF
PROPETRO HOLDING CORP.

THIS AGREEMENT (the “Agreement”) is entered into as of June 14, 2013, (the “Grant Date”) by and between ProPetro Holding Corp., a Texas corporation (the “Company”), and Dale Redman, an employee of the Company or one of its Subsidiaries (hereinafter referred to as the “Optionee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Stock Option Plan of ProPetro Holding Corp. (as it may be amended from time to time, the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Company wishes to afford the Optionee the opportunity to purchase shares of its common stock, par value $0.001 per share (“Common Stock”); and

WHEREAS, the Committee appointed to administer the Plan pursuant to Section 6.1 of the Plan (the “Committee”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Non-Qualified Stock Option provided for herein to the Optionee as an inducement to enter into or remain in the service of the Company or one of its Subsidiaries and as an incentive for increased efforts during such service, and has advised the Company thereof and instructed the undersigned officers to issue said Option.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I.
DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary. Capitalized terms used in this Agreement and not defined below shall have the meaning given such terms in the Plan. The singular pronoun shall include the plural, where the context so indicates.

Section 1.1                        “Affiliate” shall mean any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified Person.

Section 1.2                        “Agreement” shall have the meaning set forth in the preamble hereto.

Section 1.3                        “Board” shall have the meaning set forth in the Recitals hereto.

Section 1.4                        “Cause” shall mean the Company or any of its Subsidiaries having “Cause” to terminate the Optionee’s employment, as defined in any employment agreement or offer letter between the Optionee and the Company or any of its Subsidiaries; provided that, in the absence of an employment agreement or offer letter containing such a definition, the Company or its Subsidiaries shall have “Cause” to terminate the Optionee’s employment upon: (i) the Optionee’s willful failure to substantially perform his duties (other than any such failure resulting from the Optionee’s Disability); (ii) the Optionee’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Optionee’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Optionee’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Optionee’s duties and responsibilities; (v) the Optionee’s commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Optionee’s material breach of this Agreement, any employment agreement or offer letter between the Optionee and the Company or any of its Subsidiaries, the Shareholders Agreement or any other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided the Optionee written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Optionee). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

Section 1.5                        “Code” shall mean the Internal Revenue Code of 1986, as amended.

Section 1.6                        “Committee” shall have the meaning set forth in the Recitals hereto.

Section 1.7                        “Common Stock” shall have the meaning set forth in the Recitals hereto.

Section 1.8                        “Company” shall, except as otherwise set forth herein, have the meaning set forth in the preamble hereto.

Section 1.9                        “Disability” shall mean “Disability” as defined in any employment agreement or offer letter between the Optionee and the Company or any of its Subsidiaries; provided that, in the absence of an employment agreement or offer letter containing such a definition, “Disability” shall mean the Optionee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months.

Section 1.10                “Grant Date” shall have the meaning set forth in the preamble hereto.

Section 1.11                “Option” shall mean the Non-Qualified Stock Option to purchase Common Stock granted under this Agreement.

Section 1.12                “Optionee” shall have the meaning set forth in the preamble hereto.

Section 1.13                “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

Section 1.14                “Plan” shall have the meaning set forth in the Recitals hereto.

Section 1.15                “Section 409A” shall have the meaning set forth in Section 4.6.

ARTICLE II.
GRANT OF OPTION

Section 2.1                        Grant of Option. In consideration of the Optionee’s agreement to enter into or remain in the employ of the Company or one of its Subsidiaries, and for other good and valuable consideration, as of the Grant Date, the Company irrevocably grants to the Optionee the Option to purchase any part or all of an aggregate of 82,277,016 shares of Common Stock upon the terms and conditions set forth in the Plan and this Agreement.

Section 2.2                        Option Subject to Plan. The Option granted hereunder is subject to the terms and provisions of the Plan, including without limitation, Article V and Sections 7.1, 7.2 and 7.3 thereof.

Section 2.3                        Option Price. The purchase price of the shares of Common Stock covered by the Option shall be $0.03356476 per share (without commission or other charge), which is equal to one hundred percent (100%) of Fair Market Value as of the Grant Date.

ARTICLE III.
EXERCISABILITY

Section 3.1                       Commencement of Exercisability

(a)                          Subject to Sections 3.1(b) and 3.3 hereof, the Option shall become exercisable in four equal and cumulative installments; provided that the Optionee remains continuously employed in active service by the Company from the Grant Date through such date as follows:

(i)                                  The first installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on June 14, 2014;

(ii)                              The second installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on June 14, 2015;

(iii)                          The third installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on June 14, 2016; and

(iv)                          The fourth installment shall consist of twenty-five percent (25%) of the shares covered by the Option and shall become exercisable on June 14, 2017.

(b)                         No portion of the Option which is unexercisable at Termination of Employment shall thereafter become exercisable.

Section 3.2                        Duration of Exercisability. The installments provided for in Section 3.1 are cumulative. Each such installment that becomes exercisable pursuant to Section 3.1 shall remain exercisable until it becomes unexercisable.

Section 3.3                        Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:

(a)                          the tenth (10th) anniversary of the Grant Date;

(b)                         except as the Committee may otherwise approve, the ninetieth (90th) day following the date of the Optionee’s Termination of Employment for any reason other than (i) by the Company for Cause or (ii) due to the Optionee’s death or Disability;

(c)                          except as the Committee may otherwise approve, the date of the Optionee’s Termination of Employment by the Company for Cause; or

(d)                        in the case of a Termination of Employment due to the Optionee’s death or Disability, the expiration of twelve (12) months from the date of the Optionee’s Termination of Employment.

Section 3.4                        Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable; provided that each partial exercise shall be for not less than ten (10) shares and shall be for whole shares only.

Section 3.5                        Exercise of Option. The exercise of the Option shall be governed by the terms of this Agreement and the terms of the Plan, including, without limitation, the provisions of Article V of the Plan.

ARTICLE IV.
OTHER PROVISIONS

Section 4.1                        Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or shall interfere with or restrict in any way the rights of the Company or its Subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without Cause, except as may otherwise be provided by any written agreement entered into by and between the Company and the Optionee.

Section 4.2                        Shares Subject to Plan and Shareholders Agreement. The Optionee acknowledges that any shares acquired upon exercise of the Option are subject to the terms of the Plan and the Shareholders Agreement including, without limitation, the restrictions set forth in Section 5.6 of the Plan.

Section 4.3                        Construction. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Texas, without regard to the principles of conflicts of law thereof, or principles of conflicts of law of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas.

Section 4.4                        Conformity to Securities Laws. The Optionee acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission, including without limitation Rule 16b-3. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Section 4.5                        Amendment, Suspension and Termination. The Option may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided that, except as provided by Section 7.1 of the Plan, neither the amendment, suspension nor termination of this Agreement shall, without the consent of the Optionee, alter or impair any rights of the Optionee or obligations of the Company under the Option.

Section 4.6                        Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the date hereof (collectively, “Section 409A”). Notwithstanding any provision of the Plan or this Agreement to the contrary, if at any time the Committee determines that this Option (or any portion thereof) may be subject to Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify the Optionee or any other Person for failure to do so) (a) to adopt such amendments to the Plan or this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines are necessary or appropriate to preserve the intended tax treatment of the benefits provided with respect to the Option, to preserve the economic benefits thereof or to avoid less favorable accounting or tax consequences for the Company and/or (b) to take any other actions that it determines are necessary or appropriate to exempt the Option from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Optionee or any other Person to the Company or any of its Affiliates, employees or agents.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

PROPETRO HOLDING CORP.

By:	/s/ Jeffrey Smith
Name: Jeffrey Smith
Title: Secretary

DALE REDMAN

/s/ Dale Redman

NON-QUALIFIED STOCK OPTION AGREEMENT